NEWTEKONE, INC. ARTICLES SUPPLEMENTARY NEWTEKONE, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”), that: FIRST: On February 6, 2023, the Corporation filed with the Department Articles Supplementary (the “Series A Preferred Stock Articles Supplementary”) classifying and designating a total of 20,000 authorized but unissued shares of stock, par value $0.02 per share, of the Corporation as shares of the Series A Convertible Preferred Stock, $0.02 per share (the “Series A Preferred Stock”). On September 16, 2025, the Corporation accepted for exchange and immediately thereafter cancelled all of the issued and outstanding shares of Series A Preferred Stock. SECOND: Under the powers contained in Article 5 of the Corporation’s amended and restated articles of incorporation and Section 11 of Series A Preferred Stock Articles Supplementary, the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, approved the reclassification and redesignation of all shares of the Series A Preferred Stock as authorized and unissued shares of the Corporation’s stock without designation as to class or series and elimination of the Series A Preferred Stock as a class or series of the Corporation’s authorized stock. THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. The total number of authorized shares of the Corporation’s stock will not change as a result of these Articles Supplementary. FOURTH: The undersigned officer acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury. FIFTH: These Articles Supplementary shall be effective on the date of acceptance for record by the Department. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer, and attested to by its Corporate Secretary as of this 16th day of September, 2025. By:__/s Michael A. Schwartz By:/_/s Barry Sloane Name: Michael A. Schwartz Name: Barry Sloane Title: Chief Legal Officer and Corporate Secretary Title: Chairman, Chief Executive Officer and President